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                                                                    Exhibit 21.1

                                   CIBER, INC.
                              LIST OF SUBSIDIARIES
                             AS OF JANUARY 31, 2000


CIBER Associates, Inc., a Delaware corporation
CIBER of Canada, Inc., an Ontario corporation
CIBER Enterprise Outsourcing, Inc., a Delaware corporation CIBER International, Inc., a Delaware corporation
CIBER International Holdings C.V., a Netherlands partnership Solution Partners B.V., a Netherlands company Beleggingsmaatschappij Sampro B.V., a Netherlands company Interactive Papyrus, Inc., a Delaware corporation
CIBER Technology Services, Inc., a Delaware corporation CIBER Technologies, Inc., a Delaware corporation